EXHIBIT 23

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

American Electric Power Company, Inc.:

We consent to the incorporation by reference in Registration Statements No. 333-128043 and 333-39402 on Form S-8 and Post-Effective Amendment No. 3 to Registration Statement No. 33-01052 on Form S-8 of American Electric Power System Retirement Savings Plan of our report dated June 25, 2009, relating to the financial statements and financial statement schedules of American Electric Power Retirement Savings Plan appearing in this Annual Report on Form 11-K of American Electric Power System Retirement Savings Plan for the year ended December 31, 2008.

/s/  Deloitte & Touche LLP

Columbus, Ohio
June 25, 2009